Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-179075) pertaining to the 2011 Equity Incentive Plan, the 2007 Equity Incentive Plan, the 2003 Equity Incentive Plan, the 2007 Employee Stock Purchase Plan, the Amended and Restated 2007 Non-Employee Directors Stock Option Plan and the Amended and Restated Directors Deferred Compensation Plan of Jazz Pharmaceuticals plc (the Successor), and the Registration Statement (Form S-3 No. 333-179080) of Jazz Pharmaceuticals plc and in the related prospectuses, of our report dated February 28, 2012, with respect to the consolidated balance sheet of Jazz Pharmaceuticals, Inc. (the Predecessor) and its subsidiaries as of December 31, 2011, the related consolidated statements of income, comprehensive income, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2011, and the related financial statement schedule for 2011 and 2010, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Redwood City, California
February 26, 2013